Date: November 20, 2002

TRAVEL SERVICE AGREEMENT

BETWEEN

SYNERGY TRAVEL PARTNERS INC.

AND

FORUM NATIONAL INVESTMENTS LTD.

Submitted by:

Julianne Doyle

Mike Heward

INTRODUCTION

PURPOSE OF DOCUMENT

This document is a response to Forum National Investment Ltd. (FNI) directors’ wish to outsource some of the travel services to independent travel companies. The focus is to outsource to Synergy Travel Partners Inc. (STP) the procurement of condominiums and provide services and technology that will promote revenue growth and reduce the cost of overhead.

BACKGROUND

In the past, FNI did not provide adequate membership service, nor did it provide its members with adequate Internet tools to browse or book properties over the Internet. This translated into a high rescission and drop out rate from the membership, and created issues with collections. Administration within the company was hampered by poor business processes and lack of proper systems. However, recent progress has been made in rectifying the business processes, by implementing new systems and cutting back on inefficient or ineffective processes. This large company reorganization allows FNI to outsource some of the travel services, and this will ensure the survival of the company over the long term and protect a defined revenue stream to FNI.

A major objective of this agreement is to drive revenues into FNI by appropriately packaging the sale of condominiums.

AGREEMENT OUTLINE

SERVICES SUMMARY

Synergy Travel Partners will:

❑	Establish a licensed condominium and travel service company located in Vancouver;

❑	Provide a full member web site by completing the current site that will allow members to make their travel plans, book condominiums, search for travel deals and maintain their indicative information;

❑	Provide condominiums at a competitive rate to FNI;

❑	Provide software that will assist FNI to manage the current interval properties and sell these to members or, if applicable, to other parties;

❑	Take over the condominium fulfillment function; and

❑	Develop new business partners.

FINANCIAL CHARGES

❑	STP will mark up the price for the travel products that it sells (condominiums and other travel packages to FNI) and this will be the major revenue source to STP.

❑	STP and FNI will enter into a service agreement whereby time spent by its employees, beyond that outlined in this agreement, will be charged at an hourly rate. Appendix 1 outlines the initial rate structure.

DESCRIPTION OF TRAVEL PRODUCTS AND SERVICES RELATED TO THE SALE

❑	STP will source low priced, high value condominiums, and additional travel products, from wholesalers, developers and other suppliers. It will make best efforts to match the sourcing of properties with FNI’s requirements. It is understood that this will include a broad spectrum of condominiums in different countries.

❑	STP will present a range of these properties to FNI at “favoured price and terms”[1]. FNI and STP will jointly plan on the sale of these to its membership. These will be used as a basis for one-time purchases, bulk purchases and packages.

❑	STP will provide basic descriptions of the condominiums or packages and will assist in the development of marketing material and presentations for the web site. This service is outlined further in Appendix 2.

❑	STP will manage the marketing of the products to the membership. This will include email campaigns and other promotions.

❑	FNI will manage the inventory that it purchases at wholesale and ensure that these are appropriately entered into the database.

❑	It is expected that FNI will mainly use its travel agents for the purpose of servicing its membership. FNI will also take responsibility for all accounting and financial aspects after the sale and will pass onto STP the name of the passengers or purchasers of the properties.

❑	STP will manage the fulfillment process with the wholesalers and property developers.

EXPECTED STAFFING REQUIRED BY FNI

The following are suggested staffing levels and may be changed according to circumstance:

❑	One staff member by FNI will be required to manage or oversee the sale of the products and to ensure that the agents are appropriately trained. This person will also manage the inventory of any products purchased and to update the inventory in the database. This person can also be responsible for marketing and promotion.
❑	One agent to search for one-time requests that are not standard inventory items. For the initial period, prior to completion of the web site, two agents may be required.
❑	One travel agent will be required to meticulously book any air travel that is required for packages.
❑	One or more senior agents will be required to put together packages and decide on the products to be purchased.
❑	Agents to sell to the membership when required.

THE TIMELINE

The following timeline is suggested provided the agreement is signed by November 21st 2002:

❑	Start of continuation of web site—December 1st
❑	Sale of condominiums—December 1st
❑	Optional transfer of Ron Otter when web site is implemented

1 “Favoured price and terms” means that STP will make best efforts to provide the best value condominiums or packages to FNI and not enter arrangemements that enable other clients of STP to have an advantage over FNI. Therefore, for the same condominium, package, week and volume, FNI will receive favourable terms.

TERMS AND CONDITIONS

GENERAL TERMS

❑	FNI will retain ownership of the existing hardware, Membership Management software, TRAMS accounting system, ClientBase CRM and network infrastructure within FNI, and it will support and manage this infrastructure.

❑	FNI will not reasonable refuse the use of its infrastructure to STP.

❑	FNI and its subsidiaries will not compete with STP in selling or marketing the travel products purchased from STP, outside of the FNI membership unless STP agrees to this.

❑	FNI understands that STP will be a new and independent corporation that will provide services from the date of the new agreement onwards, and FNI will hold STP harmless for all debts, issues or problems that have occurred prior to that date irrespective of the cause.

TERMS RELATED TO THE WEBSITE

❑	STP shall finish the first release of the website and shall continue to enhance and maintain the site for the duration of this agreement. A brief requirements definition of the site is included in Appendix 3.

❑	The first release shall be undertaken as a priority on a best efforts basis and is expected to be delivered and available in December 2002.

❑	The copyright and intellectual property of this software shall be transferred to STP with the understanding that FNI will have a perpetual licence to use the software.

❑	STP shall develop other software modules and give FNI a licence to use the software at no extra charge. Additional modules shall include the ability to rapidly sell its “stale” inventory.

❑	If FNI wishes to add special non-standard features, this can be accommodated at an extra charge to FNI. In addition, if STP does not support these changes in its base software, each new release of the software will need to be modified to re-accommodate these custom changes.

FINANCIAL AND BUSINESS TERMS

❑	FNI and STP shall jointly agree to the amount of support and development that will be contracted to service the travel program. All services outside those specifically mentioned in this agreement shall be on a time and material basis.

❑	STP shall have the right to bring on new customers and partners to use the technology infrastructure.

❑	FNI shall be responsible for all third party software licensing that it uses for its systems.

❑	In the event that STP is no longer able to support the site or meet its obligation to FNI through bankruptcy or sale of the company, STP guarantees that all source code, databases and additional software will be handed over for FNI to use on a perpetual licence to use or modify the software. In the event of a sale of the company, STP will, at no extra cost to FNI, setup and install a fully functional version of the system and provide full software support for a period of six months.

CONTINUATION OF CURRENT SERVICES AND RESPONSIBILITIES WITHIN FNI

❑	Julianne Doyle shall continue as director and President of ATM Travel Group Inc. She shall continue to allow FNI and its subsidiaries the use of the IATA licence and shall ensure compliance with the IATA licence. As remuneration for this service, she shall receive $1,000 per month. The number of hours devoted to this role will be dependent on current needs.

❑	Julianne Doyle shall continue as director and President of Intravelnet Inc. For this service she shall receive a remuneration of $1,000 per month. The number of hours devoted to this role will be dependent on current needs.

❑	Julianne Doyle shall continue to provide the current services in her position with FNI, for a guaranteed two days per week, until June 30th 2003, and receive a total remuneration, inclusive of the directors’ fees, equal to her current monthly remuneration of $4,500 per month.

❑	FNI and Julianne Doyle will enter into a General Security Agreement that will supplement her current agreement.

❑	Risk Reduction IT shall continue to provide consulting services that are beyond the scope of the travel services outlined here. These hours shall be guaranteed by FNI to be a minimum of 10 hours per week, until March 31st 2003.

CANCELLATION OF THE AGREEMENT

This agreement may be cancelled:

❑	if both parties agree to cancel the agreement; or

❑	either FNI or STP may cancel the agreement with a minimum of twelve months’ notice.

Signed by Forum National Investments Ltd.

Date:

Martin Tutschek
Director and Chief Financial Officer

Signed by Synergy Travel Partners Inc.

Date:

Michael Heward
Director

Date:

Julianne Doyle
Director

APPENDIX 1. HOURLY CHARGE OUT RATES

The following are the hourly charge out rates that STP will charge FNI:

Mike Heward	$65
Julianne Doyle	$40
Senior Software Developer	$40
Software Developer	$35

APPENDIX 2. CONDO MARKETING MATERIAL

STP will prepare information sheets and/or data for the agents to promote the individual units. This service will include:

❑	Provision of basic descriptions of the properties, photographs (when available), pricing and the availability;
❑	Preparation of simple handouts with some of the highlighted properties; and
❑	Preparation of material for the website.

APPENDIX 3. REQUIREMENTS DEFINITION OF THE FIRST RELEASE OF WEBSITE

The first release of the website shall include:

❑	Module to add, view, search, edit and delete condominiums
❑	Module to add, view, search, edit and delete hotels
❑	Module to add, view, search, edit and delete cruises
❑	Module to add, view, search, edit and delete tours
❑	Module to add, view, search, edit and delete packages
❑	Module to automate the generation of Hotsheets
❑	Login and logoff with full authentication
❑	Home page that promotes featured deals
❑	Home page that promotes featured destinations
❑	Full search capability for condominiums, hotels, cruises, tours and packages
❑	Reserve now or buy now buttons that allow members to purchase units
❑	Viewing of current and old Hotsheets
❑	Ability to view contracts
❑	FAQ
❑	Contact us section